EXHIBIT 99.1

Psychemedics Corporation Reports First Quarter 2022 Financial Results and Declares Increased Cash Dividend

ACTON, Mass., May 10, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the first quarter ended March 31, 2022, and the declaration of a cash dividend of $0.07 per share to be paid on June 24, 2022, to shareholders of record as of May 27, 2022.

The Company’s revenue for the quarter ended March 31, 2022, was $6.5 million versus $5.7 million for the quarter ended March 31, 2021, an increase of 14%. Net income for the quarter ended March 31, 2022, was $39 thousand or $0.01 per diluted share, versus net income of $83 thousand or $0.01 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"We are off to a strong start in the first quarter of 2022. Total revenues increased 14%; but more importantly, domestic revenues increased 17%. The main drivers in this improved revenue performance were continued growth in key market segments including Oil and Gas, Transportation and Manufacturing. International revenues, primarily Brazil, declined 42% but on a much smaller base. Brazil volumes continue to be unpredictable, and our focus remains on our domestic business.

Our earnings performance was significantly better than appears when compared to last year’s first quarter. While gross profit showed a slight decline of 5%, last year’s first quarter had the benefit of the Employee Retention Credit (“ERC”) amounting to $800K, the bulk of which impacted gross profits. We do not have the ERC this year, making tough comparisons for margins and profitability compared to last year’s reported results. In addition, margins were negatively impacted by unusually high shipping charges incurred in the first quarter as a result of soaring variable fuel surcharge costs and some non-recurring shipping charges from our main transportation vendor. A new contract with this vendor, as well as an increase to the charge to clients using our shipping rates, provides greater stability going forward, although we, as well as all companies using this express shipping vendor, are still vulnerable to potential fuel surcharge increases. Excluding the ERC in last year’s first quarter, and despite these unusual cost pressures, gross margins and profitability, in fact, improved over the first quarter of 2021.

In addition, operating expenses for the first quarter of 2022 were flat compared to the first quarter of 2021. Despite inflationary pressures and no ERC, we were able to remain flat primarily by continuation of our cost reduction and controls initiatives (including continual salary cuts for upper management) aided by a reduction in legal fees from last year’s non-recurring expenses. Therefore, earnings per share for the first quarter of 2022 were also flat compared to the first quarter of 2021, despite no ERC recorded in 2022.

While the outlook still remains uncertain regarding COVID-19 and the nation’s recovery, we believe our domestic business performance coming out of the quarter positions us well to keep our momentum for continued growth throughout the remainder of the year. Underlying our confidence going forward for 2022 and beyond are changing market dynamics which increasingly favor Psychemedics hair testing over urine. In view of the changing state legislative landscape and user drug trends, companies in non-safety sensitive areas are increasingly looking at dropping the test for marijuana. This significantly diminishes the viability of urine testing, since marijuana is the predominant drug identified by the urine test. The most dangerous drugs that are rapidly increasing in usage, such as opioids, including fentanyl, cocaine, amphetamines, and benzodiazepines, most often go undetected in a urine test, and as a result, the total effectiveness of the urine test is now even more limited. The Psychemedics hair test not only detects more marijuana than the urine test, but it also detects significantly more of the most dangerous drugs. This is all happening at the same time that drug overdose deaths are setting new records with opioids, specifically fentanyl, accounting for almost two thirds of these deaths. This means that drug testing is even more important today for all employers.

Given this outlook, we also believe our extensive pre- COVID-19 track record of profitability (profitable every year since 1993; dividend payments made for 94 consecutive quarters) and maintaining strength of our operations during COVID-19, clearly demonstrate that we know how to manage for profitable growth. Therefore, we anticipate increases in profitability and cash flow, driven by these strong underlying business fundamentals.

The Company had approximately $2.1 million of cash ($5.2 million of working capital) as of March 31, 2022. The total equipment financing outstanding was $1.1 million as of March 31, 2022, compared to a total amount borrowed of $12.2 million reflecting repayments of $11.1 million since May 2014.

Based on the strengthening fundamentals and revenue growth, the Board made the decision to initiate an increase in return to shareholders in the form of an increased cash dividend of $0.07 per share of outstanding common stock. Our Board of Directors shares our confidence in the future of Psychemedics and remains committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We will continue to evaluate the dividend as we move forward.

Throughout 2021 and also 2022, we have stated that we are exploring ways to further enhance shareholder value through a comprehensive review of strategic alternatives. We continue to explore such opportunities. There can be no assurances that the strategic alternatives review process will result in a transaction or other strategic change or outcome. The management team and Board of Directors are committed to continuing to evaluate all avenues for enhancing shareholder value.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning profitability, cash flows, dividends, future business, growth opportunities and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the continued severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the Paycheck Protection Program, supply chain issues, transportation pricing, changes in government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our 2021 wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	March 31,
	2022	2021

Revenues	$6,508	$5,713
Cost of revenues	4,067	3,145
Gross profit	2,441	2,568

Operating Expenses:
General & administrative	1,327	1,529
Marketing & selling	806	642
Research & development	318	280
Total Operating Expenses	2,451	2,451

Operating (loss) income	(10)	117
Other income (expense), net	66	(14)

Net income before provision for income taxes	56	103

Provision for income taxes	17	20

Net income	39	83

Diluted net income per share	$0.01	$0.01

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	March 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$2,127	$1,992
Accounts receivable, net of allowance for doubtful accounts	4,704	4,116
Prepaid expenses and other current assets	1,033	1,499
Income tax receivable	2,661	2,678
Total Current Assets	10,525	10,285

Fixed assets, net of accumulated amortization and depreciation	6,121	6,691
Other assets	842	864
Net deferred tax assets	160	160
Operating lease right-of-use assets	3,320	3,552
Total Assets	$20,968	$21,552

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$722	$994
Accrued expenses	3,045	3,188
Current portion of long-term debt	563	664
Current portion of operating lease liabilities	994	984
Total Current Liabilities	5,324	5,830

Long-term debt	526	599
Long-term portion of operating lease liabilities	2,657	2,880
Total Liabilities	8,507	9,309

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized, 6,259 shares and 6,257 shares issued at March 31, 2022, and December 31, 2021, respectively, and 5,590 shares outstanding and 5,589 shares outstanding at March 31, 2022, and December 31, 2021, respectively	31	31
Additional paid-in capital	33,657	33,478
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(9,511)	(9,550)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	12,461	12,243

Total Liabilities and Shareholders' Equity	$20,968	$21,552